EXHIBIT 99.1

For Immediate Release

For Information Contact:

For SportsLine.com, Inc:	For PGA TOUR:
Larry Wahl 954-489-4000 x7225	Chris Smith 904-273-3379
Alex Riethmiller 954-489-4000 x7535

SportsLine.com and PGA TOUR to Continue

Co-production of PGATOUR.COM Web site

FORT LAUDERDALE and PONTE VEDRA BEACH, FL (October 9, 2003) – The PGA TOUR and SportsLine.com, Inc. (Nasdaq: SPLN), a leading Internet sports media company and publisher of CBS SportsLine.com (http://cbs.sportsline.com), today announced a new multi-year agreement, whereby the parties will continue their relationship to co-produce PGATOUR.COM, the world’s No. 1 online golf destination. The PGA TOUR and SportsLine.com began their relationship as co-producers of the site in 1999.

“We have enjoyed an outstanding, mutually beneficial relationship with the PGA TOUR and look forward to it continuing for many years to come,” said Michael Levy, founder and CEO of SportsLine.com. “The strength of the PGA TOUR brand and assets, along with SportsLine.com’s expertise in Internet production and media sales, has proven to be an extremely powerful combination.”

“As a leader in the industry and our partner since the creation of PGATOUR.COM, SportsLine.com has played a significant role in elevating our site to its status as the No. 1 golf site in the world,” said Donna Orender, PGA TOUR Senior Vice President for Strategic Development. “We are pleased to extend our partnership with SportsLine.com and together, continue our success in bringing unique value to our partners, sponsors and fans.”

PGATOUR.COM recently reached a milestone of one billion page views in a calendar year, reflecting a 40% increase over the same time last year. This success is based on PGATOUR.COM representing the most comprehensive, year-round source for coverage of the world of golf.

Exclusive features include real-time customizable leaderboards and scorecards, TOURCast, a revolutionary graphical application, and audio and video coverage of TOUR events, including the Live@ streaming series. PGATOUR.COM also offers extensive player profiles and statistics, fantasy games, reviews of golf equipment and courses, travel information and opportunities and the PGATOUR Shop where fans can purchase an assortment of golf products including TOUR-branded merchandise.

The PGATOUR.COM Web site will continue to be integrated into CBS SportsLine.com as the exclusive source of coverage for PGA TOUR, Champions Tour and Nationwide Tour events.

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SportsLine.com and PGA TOUR to Continue Co-production of PGATOUR.COM page 2

About SportsLine.com, Inc.

SportsLine.com (Nasdaq:SPLN) is at the leading edge of media companies providing Internet sports content, community and e-commerce. As the publisher of CBS SportsLine.com and the official Web sites of the NFL, PGA TOUR and NCAA Sports, the Company serves as one of the most comprehensive sports information sources available, containing an unmatched breadth and depth of multimedia sports news, information, entertainment and merchandise.

About PGATOUR.COM

The official Web site of the PGA TOUR, PGATOUR.COM was originally launched in 1997 to serve the growing needs of golf fans on the Web. Today, PGATOUR.COM also is the world’s No. 1 online golf destination. The site is recognized for its official real-time scoring, world-class editorial content, in-depth statistical data, unique multimedia, comprehensive tournament coverage and the latest player information. PGATOUR.COM also is acknowledged for its innovative products and features such as Live@17, fantasy games and other product arenas including travel, equipment and player bios. PGATOUR.COM allows fans to get connected to the game.

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